Exhibit 99.1

Antero Resources Reports First Quarter 2021 Financial and Operational Results

Denver, Colorado, April 28, 2021—Antero Resources Corporation (NYSE: AR) (“Antero Resources”, “Antero”, or the “Company”) today announced its first quarter 2021 financial and operational results. The relevant consolidated financial statements are included in Antero Resource’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

First Quarter 2021 Highlights Include:

•	Net production averaged 3,322 MMcfe/d, including 170,000 Bbl/d of liquids

•	Realized natural gas equivalent price averaged $4.03 per Mcfe, a $1.34 per Mcfe premium to NYMEX pricing

o	Realized C3+ NGL prices averaged $40.72 per barrel, or 70% of WTI, a 91% increase from the year ago period

•	Net loss was $15 million; Adjusted Net Income was $183 million (Non-GAAP)

•	Adjusted EBITDAX was $519 million (Non-GAAP); net cash provided by operating activities was $564 million

•	Drilling and completion capital expenditures were $141 million, a 54% decrease compared to the prior year period

•	Free Cash Flow was $416 million (Non-GAAP)

•	Net Debt at quarter end was $2.57 billion, a $433 million reduction from year end 2020 (Non-GAAP)

•	Net Debt to last twelve months Adjusted EBITDAX declined to 2.0x

•	Borrowing base under the credit facility remains unchanged at $2.85 billion

•	Established a new U.S. record for lateral feet drilled in 24 hours at 12,118 feet

•	Completion stages per day increased 19% from the 2020 average of 8.0 stages per day to 9.5 stages per day

Paul Rady, Chairman and Chief Executive Officer of Antero Resources commented, “Antero’s first quarter financial results highlight our significant exposure to rising commodity prices. As the second largest NGL producer and the largest NGL exporter in the U.S., our results benefited from strong international demand for LPG that resulted in C3+ NGL prices that were nearly double the prices realized last year. This quarter’s exceptional financial performance also benefited from our natural gas firm transportation portfolio that enabled us to sell natural gas at a $0.41 per Mcf premium to NYMEX.”

Mr. Rady continued, “Antero’s differentiated business model focuses on liquids rich development and a firm transportation portfolio that provides flow assurance and enables best in class price realizations. In combination, these structural advantages generated Free Cash Flow of more than $400 million during the first quarter. Based on today’s strip prices, we forecast over $600 million in Free Cash Flow in 2021, which we will use for additional debt reduction.”

Glen Warren, President, and Chief Financial Officer of Antero Resources said, “Since the start of our debt reduction program in the fourth quarter of 2019 we have reduced debt by $1.2 billion, including $433 million during the first quarter of 2021 alone. This rapid debt repayment has allowed us to reduce our leverage to 2.0x this quarter and positions us to be well below 2-times in the coming quarters. Additionally, we expect to achieve our goal of absolute debt under $2 billion in 2022, based on today’s strip prices. Once these balance sheet objectives are accomplished, we will be opportunistic in further debt pay down and begin to return capital to our shareholders.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

First Quarter 2021 Free Cash Flow

Antero generated $416 million in Free Cash Flow after adjusting for working capital changes. Free Cash Flow before Changes in Working Capital was $320 million during the first quarter.

	Three Months Ended March 31,
	2020	2021
Net cash provided by operating activities	$200,677	563,731
Less: Net cash used in investing activities	(311,681)	(122,975)
Less: Distributions to non-controlling interests in Martica	—	(24,699)
Free Cash Flow	$(111,004)	416,051
Changes in Working Capital(1)	(18,403)	96,777
Free Cash Flow before Changes in Working Capital	$(129,407)	319,688

(1)	Working capital adjustments in 2021 include $60.5 million in changes in current assets and liabilities and $35.9 million in accounts payable and accrued liabilities for additions to property and equipment. See the cash flow statement in this release for details.

Firm Transportation Mitigation

During the first quarter of 2021, Antero was able to utilize its firm transportation portfolio to deliver natural gas volumes that realized a $0.41 per Mcf premium to NYMEX Henry Hub gas prices. In addition, the firm transport delivered a net marketing gain during the quarter of $3 million, or $0.01 per Mcfe.

NGL Hedges

In order to lock in 2021 Free Cash Flow, Antero added C3+ NGL hedges focused on the summer months of this year. The summer months historically experience lower seasonal demand and weaker pricing. Hedges were executed on propane, normal butane, isobutane and pentane volumes. Antero has hedged approximately 45% of expected C3+ NGL volumes during the second and third quarters of 2021 at an average price of $36 per barrel as of March 31, 2021. This compares to a C3+ average realized price of approximately $18.75 per barrel during the second and third quarters of 2020. Antero is unhedged on the majority of its fourth quarter 2021 and all 2022 C3+ NGL production as fundamentals remain strong for improved pricing during these periods. Please see the hedging table on page 5 for more details on Antero’s hedge position.

First Quarter 2021 Financial Results

For the three months ended March 31, 2021, Antero reported a GAAP net loss of $15 million, or $0.05 per diluted share, compared to a GAAP net loss of $339 million, or $1.19 per diluted share, in the prior year period. Adjusted Net Income (non-GAAP measure) for the three months ended March 31, 2021 was $183 million, or $0.62 per diluted share, compared to Adjusted Net Loss of $38 million during the three months ended March 31, 2020, or $0.13 per diluted share.

Adjusted EBITDAX (non-GAAP measure) for the three months ended March 31, 2021 was $519 million, an increase of 113% versus the prior year period driven by higher realized natural gas and NGL prices and the Washington Gas Light Company (WGL) payment for natural gas sales.

The following table details the components of average net production and average realized prices for the three months ended March 31, 2021:

	Three Months Ended March 31, 2021
					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,302	10,667	110,289	48,944	3,322

					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$3.48	$46.55	$40.72	$8.20	$4.03
Settled commodity derivatives	0.08	(0.75)	(0.93)	(0.67)	0.02
Average realized prices after settled derivatives	$3.56	$45.80	$39.79	$7.53	$4.05

NYMEX average price	$2.69	$57.79			$2.69
Premium / (Differential) to NYMEX	$0.87	$(11.99)			$1.36

Net daily natural gas equivalent production in the first quarter averaged 3.3 Bcfe/d, including 170 MBbl/d of liquids, as detailed in the above table. Net gas equivalent production decreased 1% from the prior year period.

Antero’s average realized natural gas price before hedging was $3.48 per Mcf, representing a 76% increase compared to the prior year period. The first quarter 2021 gas realization includes a $0.38 per Mcf gain from the payment received from WGL in February 2021 due to a favorable judgement on previously disclosed natural gas pricing contractual disputes. Excluding this payment, Antero realized a $0.41 per Mcf premium to the average NYMEX Henry Hub price by capitalizing on its premium firm transportation.

Antero’s average realized C3+ NGL price before hedging was $40.72 per barrel, a 91% increase versus the prior year period. Antero shipped 49% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.02 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 51% of C3+ NGL net production at a $0.06 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 110,289 Bbl/d of net C3+ NGL production was $40.72 per barrel, which was a $0.02 per gallon discount to Mont Belvieu pricing. Antero expects to sell at least 50% of its C3+ NGL production in 2021 at Marcus Hook for export at a premium to Mont Belvieu. Antero exports a larger proportion of its C3+ NGL during the summer when lower seasonal demand reduces domestic pricing. The average realized price for C3+ NGLs is forecasted to be in the range of $0.00 to a $0.05 per gallon premium relative to Mont Belvieu pricing in 2021.

	Three months ended March 31, 2021
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	53,732	49%	$0.02
Remaining C3+ NGL volume	Hopedale, OH	56,557	51%	$(0.06)
Total C3+ NGLs/Blended Premium		110,289	100%	$(0.02)

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.26 per Mcfe in the first quarter, an 8% increase compared to $2.09 per Mcfe average during the first quarter of 2020. The increase from a year ago was due primarily to an increase in gathering, processing and transportation expense driven by higher fuel costs as a result of higher natural gas prices and $12 million in incentive fee rebates earned during the three months ended March 31, 2020 that were not earned in the first quarter of 2021. Transportation expense increased $0.06 per Mcfe due to increased utilization on higher tariff pipelines into the Midwest, which in turn led to higher natural gas realizations. Lease operating expense was $0.08 per Mcfe in the first quarter, unchanged from the year ago period. Production and ad valorem expense was higher due to a $0.05 per Mcfe increase related to higher commodity prices and $0.02 per Mcfe related to WGL settlement expenses.

G&A expense was $0.13 per Mcfe, a $0.04 per Mcfe increase from the first quarter of 2020 primarily due to higher compensation expense that had been significantly reduced during 2020. G&A expense is expected to be in the range of $0.08 to $0.10 per Mcfe for the remainder of 2021.

Antero realized a per unit net marketing gain of $0.01 per Mcfe in the first quarter, compared to a loss of $0.15 per Mcfe reported in the prior year period. The improvement was due to higher third party marketing volumes and the mitigation of excess firm transportation expense.

First Quarter 2021 Operating Update

Marcellus Shale — Antero placed 14 horizontal Marcellus wells to sales during the first quarter with an average lateral length of 14,297 feet. Eight of the 14 new wells have been on line for at least 30 days and the average 30-day rate per well was 29.5 MMcfe/d, including approximately 1,605 Bbl/d of liquids assuming 25% ethane recovery. The average lateral length for the eight new wells is 14,568 feet. Production rates from these eight wells are expected to continue to increase as volumes approach peak levels during the 30 to 60 day period.

Antero drilled an average of 7,507 feet per day in the lateral in the first quarter, a 17% increase over the full year average in 2020. Further, we established a new U.S. record for lateral feet drilled in a 24-hour period at 12,118 feet.

Antero’s ongoing emphasis on completion efficiencies resulted in a record 9.5 stages completed per day during the first quarter, a 19% increase from the 8.0 stages per day average in 2020. Completion stages per day benefited from Antero’s first simulfrac completion process on a 6-well pad, which allows two separate wells to be completed at the same time.

Antero is currently operating three drilling rigs and two completion crews.

First Quarter 2021 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended March 31, 2021, were $141 million. In addition to capital invested in drilling and completion costs, the Company invested $15 million in land during the first quarter. For a reconciliation of accrued capital expenditures to cash capital expenditures see the table in the Non-GAAP Financial Measures section.

Balance Sheet and Liquidity

As of March 31, 2021, Antero’s total debt was $2.57 billion, of which $143 million were borrowings outstanding under the Company’s revolving credit facility. Antero has a borrowing base of $2.85 billion with lender commitments that total $2.64 billion. After deducting letters of credit outstanding of $742 million, the Company had approximately $1.8 billion in available liquidity at March 31, 2021. Net debt to trailing twelve month Adjusted EBITDA ratio (non-GAAP) was 2.0x as of March 31, 2021.

Commodity Derivative Positions

As of March 31, 2021, the Company has hedged 1.1 Tcf of natural gas at a weighted average index price of $2.66 per MMBtu through 2023 with fixed price swap positions. Antero also has oil and NGL fixed price swap positions, as detailed in the below table.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

The following tables summarize Antero’s natural gas and NGL hedge position as of March 31, 2021:

Fixed price natural gas positions from April 1, 2021 through December 31, 2023 were as follows:

	Natural gas MMBtu/day	Weighted average index price
Year ending December 31, 2021:
NYMEX ($/MMBtu)	2,160,000	$2.76
Year ending December 31, 2022:
NYMEX ($/MMBtu)	1,155,486	$2.50
Year ending December 31, 2023:
NYMEX ($/MMBtu)	43,000	$2.37

NGL and oil derivative contract positions from April 1, 2021 through December 31, 2021 were as follows:

	Derivative Contract Type	Liquids Hedges (Bbl/d)	Weighted average index price ($/Bbl)
Second Quarter 2021:
C3+ NGL Composite Barrel	Fixed swap	36,400	$37.21
Third Quarter 2021:
C3+ NGL Composite Barrel	Fixed swap	34,950	$35.64
Fourth Quarter 2021:
C3+ NGL Composite Barrel	Fixed swap	20,750	$37.67

Year ending December 31, 2021:
Total NYMEX Crude Oil		3,000	$55.16

Conference Call

A conference call is scheduled on Thursday, April 29, 2021 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Thursday, May 6, 2021 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13718718.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com. The webcast will be archived for replay on the Company’s website until Thursday, May 6, 2021 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into, this press release.

Non-GAAP Financial Measures

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income (loss), adjusted for certain items. Antero believes that Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance. The following tables reconcile net income (loss) to Adjusted Net Income (Loss) (in thousands):

	Three Months Ended March 31,
	2020	2021
Net loss attributable to Antero Resources Corp	$(338,810)	(15,499)
Net income and comprehensive income attributable to noncontrolling interests	—	4,395
Unrealized commodity derivative (gains) losses	(354,907)	183,078
Amortization of deferred revenue, VPP	—	(11,150)
Impairment of oil and gas properties	89,220	34,062
Impairment of equity method investment	610,632	—
Equity-based compensation	3,329	5,642
(Gains) loss on early extinguishment of debt	(80,561)	43,204
Loss on convertible note equitization	—	39,046
Equity in (earnings) loss of unconsolidated affiliate	128,055	(18,694)
Contract termination and rig stacking	—	91
Tax effect of reconciling items (1)	(95,071)	(66,243)
	(38,113)	197,932
Martica adjustments (2)	—	(14,947)
Adjusted Net Income (Loss)	$(38,113)	183,958

Fully Diluted Shares Outstanding	284,227	296,746

Per Share Amounts

	Three Months Ended March 31,
	2020	2021
Net loss attributable to Antero Resources Corp	$(1.19)	(0.05)
Net income and comprehensive income attributable to noncontrolling interests	—	0.01
Unrealized commodity derivative (gains) losses	(1.25)	0.62
Amortization of deferred revenue, VPP	—	(0.04)
Impairment of oil and gas properties	0.31	0.11
Impairment of equity method investment	2.15	—
Equity-based compensation	0.01	0.02
(Gain) loss on early extinguishment of debt	(0.28)	0.15
Loss on convertible note equitization	—	0.13
Equity in earnings (loss) of unconsolidated affiliates	0.45	(0.06)
Contract termination and rig stacking	—	—
Tax effect of reconciling items (1)	(0.33)	(0.22)
	(0.13)	0.67
Martica adjustments (2)	—	(0.05)
Adjusted Net Income (Loss)	$(0.13)	0.62

(1)	Deferred taxes were 24% for 2020 and 2021.

(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,	March 31,
	2020	2021
AR bank credit facility	$1,017,000	143,200
5.125% AR senior notes due 2022	660,516	—
5.625% AR senior notes due 2023	574,182	574,182
5.000% AR senior notes due 2025	590,000	590,000
8.375% AR senior notes due 2026	—	500,000
7.625% AR senior notes due 2029	—	700,000
4.250% AR convertible senior notes due 2026	287,500	137,500
Net unamortized premium	(111,886)	(51,669)
Net unamortized debt issuance costs	(15,719)	(24,527)
Consolidated total debt	$3,001,593	2,568,686
Less: AR cash and cash equivalents	—	—
Net Debt	$3,001,593	2,568,686

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow, or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less drilling and completion capital and leasehold capital, less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities and to service or incur additional debt. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months ended March 31, 2020 and 2021. Adjusted EBITDAX also excludes the noncontrolling interests in Martica and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended March 31,
	2020	2021
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(338,810)	(15,499)
Net income and comprehensive income attributable to noncontrolling interests	—	4,395
Unrealized commodity derivative (gains) losses	(354,907)	183,078
Amortization of deferred revenue, VPP	—	(11,150)
Interest expense, net	53,102	42,743
Loss (gain) on early extinguishment of debt	(80,561)	43,204
Loss on convertible note equitization	—	39,046
Provision for income tax benefit	(109,985)	(2,946)
Depletion, depreciation, amortization, and accretion	200,781	194,814
Impairment of oil and gas properties	89,220	34,062
Impairment of equity method investment	610,632	—
Exploration expense	210	219
Equity-based compensation expense	3,329	5,642
Equity in (earnings) loss of unconsolidated affiliate	128,055	(18,694)
Dividends from unconsolidated affiliates	42,756	42,756
Contract termination and rig stacking	—	91
Transaction expense	—	2,291
	243,822	544,052
Martica related adjustments (1)	—	(24,562)
Adjusted EBITDAX	$243,822	519,490

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$243,822	519,490
Martica related adjustments (1)	—	24,562
Interest expense, net	(53,102)	(42,743)
Exploration expense	(210)	(219)
Changes in current assets and liabilities	7,727	60,487
Transaction expense	—	(2,291)
Other items	2,440	4,445
Net cash provided by operating activities	$200,677	563,731

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
March 31,
2021
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(944,586)
Net income and comprehensive income attributable to noncontrolling interests	11,881
Unrealized commodity derivative gains	1,262,996
Proceeds from derivative monetizations	(9,007)
Amortization of deferred revenue, VPP	(25,657)
Loss on sale of assets	348
Interest expense, net	189,513
Gain on early extinguishment of debt	123,765
Loss on convertible note equitization	(136,916)
Provision for income tax benefit	(290,443)
Depletion, depreciation, amortization, and accretion	859,324
Impairment of oil and gas properties	168,612
Exploration expense	1,092
Equity-based compensation expense	25,630
Equity in earnings of unconsolidated affiliate	(84,089)
Dividends from unconsolidated affiliates	171,022
Contract termination and rig stacking	14,381
Transaction expense	9,535
1,347,401
Martica related adjustments (1)	(69,717)
Adjusted EBITDAX	$1,277,684

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended March 31,
	2020	2021
Drilling and completion costs (as reported; cash basis)	$300,483	105,131
Change in accrued capital costs	8,816	35,753
Adjusted drilling and completion costs (accrual basis)	$309,299	140,884

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended March31, 2021.

For more information, contact Michael Kennedy – SVP – Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	March 31,
	2020	2021
Assets
Current assets:
Accounts receivable	$28,457	86,657
Accrued revenue	425,314	446,513
Derivative instruments	105,130	41,356
Other current assets	15,238	11,781
Total current assets	574,139	586,307
Property and equipment:

Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,175,178	1,144,531
Proved properties	12,260,713	12,330,278
Gathering systems and facilities	5,802	5,802
Other property and equipment	74,361	77,826
	13,516,054	13,558,437
Less accumulated depletion, depreciation, and amortization	(3,869,116)	(3,990,460)
Property and equipment, net	9,646,938	9,567,977
Operating leases right-of-use assets	2,613,603	2,549,297
Derivative instruments	47,293	43,240
Investment in unconsolidated affiliate	255,082	241,158
Other assets	13,790	12,403
Total assets	$13,150,845	13,000,382

Liabilities and Equity
Current liabilities:
Accounts payable	$26,728	41,990
Accounts payable, related parties	69,860	85,846
Accrued liabilities	343,524	350,763
Revenue distributions payable	198,117	282,413
Derivative instruments	31,242	146,720
Short-term lease liabilities	266,024	265,551
Deferred revenue, VPP	45,257	43,357
Other current liabilities	2,302	4,688
Total current liabilities	983,054	1,211,328
Long-term liabilities:
Long-term debt	3,001,593	2,568,686
Deferred income tax liability	412,252	395,244
Derivative instruments	99,172	98,944
Long-term lease liabilities	2,348,785	2,284,680
Deferred revenue, VPP	156,024	146,695
Other liabilities	59,694	56,856
Total liabilities	7,060,574	6,772,433
Commitments and contingencies (Notes 13 and 14)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 268,672 shares and 301,190 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively	2,686	3,011
Additional paid-in capital	6,195,497	6,317,653
Accumulated deficit	(430,478)	(445,977)
Total stockholders' equity	5,767,705	5,874,687
Noncontrolling interests	322,566	353,262
Total equity	6,090,271	6,227,949
Total liabilities and equity	$13,150,845	13,000,382

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2021
Revenue and other:
Natural gas sales	$411,082	720,369
Natural gas liquids sales	257,673	440,319
Oil sales	35,646	44,686
Commodity derivative fair value gains (losses)	565,833	(177,756)
Marketing	46,073	164,790
Amortization of deferred revenue, VPP	—	11,150
Other income	798	640
Total revenue	1,317,105	1,204,198
Operating expenses:
Lease operating	25,644	24,547
Gathering, compression, processing, and transportation	588,624	605,077
Production and ad valorem taxes	25,699	44,697
Marketing	93,273	162,077
Exploration	210	219
Impairment of oil and gas properties	89,220	34,062
Depletion, depreciation, and amortization	199,677	194,026
Accretion of asset retirement obligations	1,104	788
General and administrative (including equity-based compensation expense of $3,329 and $5,642 in 2020 and 2021, respectively)	31,221	44,074
Contract termination and rig stacking	—	91
Total operating expenses	1,054,672	1,109,658
Operating income	262,433	94,540
Other income (expense):
Interest expense, net	(53,102)	(42,743)
Equity in earnings (loss) of unconsolidated affiliate	(128,055)	18,694
Gain (loss) on early extinguishment of debt	80,561	(43,204)
Loss on convertible note equitization	—	(39,046)
Impairment of equity method investment	(610,632)	—
Transaction expense	—	(2,291)
Total other expenses	(711,228)	(108,590)
Loss before income taxes	(448,795)	(14,050)
Provision for income tax benefit	109,985	2,946
Net loss and comprehensive loss including noncontrolling interests	(338,810)	(11,104)
Less: net income and comprehensive income attributable to noncontrolling interests	—	4,395
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(338,810)	(15,499)

Loss per share—basic	$(1.19)	(0.05)
Loss per share—diluted	$(1.19)	(0.05)

Weighted average number of shares outstanding:
Basic	284,227	296,746
Diluted	284,227	296,746

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2020	2021
Cash flows provided by (used in) operating activities:
Net loss including noncontrolling interests	$(338,810)	(11,104)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	200,781	194,814
Impairments	699,852	34,062
Commodity derivative fair value losses (gains)	(565,833)	177,756
Gains on settled commodity derivatives	210,926	5,322
Equity-based compensation expense	3,329	5,642
Deferred income tax benefit	(109,985)	(2,946)
Equity in (earnings) loss of unconsolidated affiliate	128,055	(18,694)
Dividends of earnings from unconsolidated affiliate	42,756	42,756
Amortization of deferred revenue	—	(11,150)
Amortization of debt issuance costs, debt discount, debt premium and other	2,440	4,536
Gain (loss) on early extinguishment of debt	(80,561)	43,204
Loss on convertible note equitization	—	39,046
Changes in current assets and liabilities:
Accounts receivable	(54,514)	(7,200)
Accrued revenue	116,566	(21,199)
Other current assets	(583)	3,593
Accounts payable including related parties	(1,251)	16,527
Accrued liabilities	(19,593)	(17,779)
Revenue distributions payable	(33,333)	84,296
Other current liabilities	435	2,249
Net cash provided by operating activities	200,677	563,731
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(10,357)	(14,691)
Drilling and completion costs	(300,483)	(105,131)
Additions to other property and equipment	(771)	(3,336)
Settlement of water earnout	125,000	—
Change in other liabilities	—	(79)
Change in other assets	(70)	262
Net cash used in investing activities	(186,681)	(122,975)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(42,690)	—
Issuance of senior notes	—	1,200,000
Repayment of senior notes	(300,835)	(660,516)
Borrowings (repayments) on bank credit facilities, net	330,000	(873,800)
Payment of debt issuance costs	—	(15,370)
Distributions to noncontrolling interests in Martica Holdings LLC	—	(24,699)
Employee tax withholding for settlement of equity compensation awards	(32)	(5,645)
Convertible note equitization	—	(60,461)
Other	(439)	(265)
Net cash used in financing activities	(13,996)	(440,756)
Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$30,089	35,097
Increase in accounts payable and accrued liabilities for additions to property and equipment	$10,767	35,882

The following table set forth selected financial data for the three months ended March 31, 2020 and 2021

	(Unaudited)		Amount of
	Three Months Ended March 31,		Increase	Percent
(in thousands)	2020	2021	(Decrease)	Change
Operating revenues and other:
Natural gas sales	$411,082	720,369	$309,287	75%
Natural gas liquids sales	257,673	440,319	182,646	71%
Oil sales	35,646	44,686	9,040	25%
Commodity derivative fair value gains (losses)	565,833	(177,756)	(743,589)	(131)%
Gathering, compression, water handling and treatment	—	—	—	*
Marketing	46,073	164,790	118,717	258%
Amortization of deferred revenue, VPP	—	11,150	11,150	*
Other income	798	640	(158)	(20)%
Total revenue	1,317,105	1,204,198	(112,907)	(9)%
Operating expenses:
Lease operating	25,644	24,547	(1,097)	(4)%
Gathering and compression	193,008	220,288	27,280	14%
Processing	210,236	184,320	(25,916)	(12)%
Transportation	185,380	200,469	15,089	8%
Production and ad valorem taxes	25,699	44,697	18,998	74%
Marketing	93,273	162,077	68,804	74%
Exploration	210	219	9	4%
Impairment of oil and gas properties	89,220	34,062	(55,158)	(62)%
Depletion, depreciation, and amortization	199,677	194,026	(5,651)	(3)%
Accretion of asset retirement obligations	1,104	788	(316)	(29)%
General and administrative (excluding equity-based compensation)	27,892	38,432	10,540	38%
Equity-based compensation	3,329	5,642	2,313	69%
Contract termination and rig stacking	—	91	91	*
Total operating expenses	1,054,672	1,109,658	54,986	5%
Operating income	262,433	94,540	(167,893)	(64)%
Other income (expense):
Interest expense, net	(53,102)	(42,743)	10,359	(20)%
Equity in earnings (loss) of unconsolidated affiliate	(128,055)	18,694	146,749	(115)%
Gain (loss) on early extinguishment of debt	80,561	(43,204)	(123,765)	(154)%
Loss on convertible note equitization	—	(39,046)	(39,046)	*
Impairment of equity method investment	(610,632)	—	610,632	*
Transaction expenses	—	(2,291)	(2,291)	*
Total other income (expenses)	(711,228)	(108,590)	602,638	(85)%
Loss before income taxes	(448,795)	(14,050)	434,745	(97)%
Provision for income tax benefit	109,985	2,946	(107,039)	(97)%
Net loss and comprehensive loss including noncontrolling interests	(338,810)	(11,104)	327,748	(97)%
Less: net income and comprehensive income attributable to noncontrolling interests	—	4,395	4,395	*
Net loss and comprehensive loss attributable to Antero Resources Corporation	(338,810)	(15,499)	323,311	(95)%

Adjusted EBITDAX	$243,822	519,490	275,668	113%

* Not meaningful

The following table set forth selected operating data for the three months ended March 31, 2020 and 2021:

			Amount of
	Three Months Ended March 31,		Increase	Percent
	2020	2021	(Decrease)	Change
Production data (1) :
Natural gas (Bcf)	208	207	(1)	(0)%
C2 Ethane (MBbl)	4,604	4,405	(199)	(4)%
C3+ NGLs (MBbl)	10,833	9,926	(907)	(8)%
Oil (MBbl)	938	960	22	2%
Combined (Bcfe)	306	299	(7)	(2)%
Daily combined production (MMcfe/d)	3,366	3,322	(44)	(1)%
Average prices before effects of derivative settlements (2):
Natural gas (per Mcf)	$1.98	3.48	1.50	76%
C2 Ethane (per Bbl)	$5.82	8.20	2.38	41%
C3+ NGLs (per Bbl)	$21.31	40.72	19.41	91%
Oil (per Bbl)	$38.02	46.55	8.53	22%
Weighted Average Combined (per Mcfe)	$2.30	4.03	1.73	75%
Average realized prices after effects of derivative settlements (2):
Natural gas (per Mcf)	$2.88	3.56	0.68	24%
C2 Ethane (per Bbl)	$5.82	7.53	1.71	29%
C3+ NGLs (per Bbl)	$22.56	39.79	17.23	76%
Oil (per Bbl)	$47.29	45.80	(1.49)	(3)%
Weighted Average Combined (per Mcfe)	$2.99	4.05	1.06	35%
Average costs (per Mcfe):
Lease operating	$0.08	0.08	—	—%
Gathering and compression	$0.63	0.74	0.11	17%
Processing	$0.69	0.62	(0.07)	(10)%
Transportation	$0.61	0.67	0.06	10%
Production and ad valorem taxes	$0.08	0.15	0.07	88%
Marketing expense, net	$0.15	(0.01)	(0.16)	(107)%
Depletion, depreciation, amortization, and accretion	$0.66	0.65	(0.01)	(2)%
General and administrative (excluding equity-based compensation)	$0.09	0.13	0.04	44%

(1)	Production volumes exclude volumes related to VPP transaction.

(2)	Average sales prices shown in the table reflect both the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.